Exhibit 99.1

Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE
CME Group Inc. Reports Strong Third-Quarter 2016 Financial Results

CHICAGO, October 27, 2016 - CME Group Inc. (NASDAQ: CME) today reported revenue of $842 million and operating income of $525 million for the third quarter of 2016. Net income was $473 million and diluted earnings per share were $1.39. On an adjusted basis, net income was $357 million and diluted earnings per share were $1.05. Financial results presented on an adjusted basis for the third quarter of 2016 and 2015 exclude certain items, which are detailed in the reconciliation of non-GAAP results.1
“Our solid third-quarter results included 22 percent year-over-year growth in metals average daily volume and 17 percent growth in energy,” said CME Group Executive Chairman and President Terry Duffy. “We are pleased with the overall results this quarter considering there was a significant reduction in market volatility, primarily in financial products, from the same period last year. That was our best quarter during 2015, and represented the second-highest quarterly revenue in our history at that time. From a year-to-date perspective, we have driven record volume levels and our adjusted expenses have remained essentially flat. As a result, we have been able to grow adjusted earnings per share by double digits, while also returning $1.6 billion of dividends to our shareholders.”
“We continue to focus on globalizing our business, growing our options franchise and providing innovative product extensions to solve challenges our customers face,” said CME Group Chief Executive Officer Phupinder Gill. “We made progress during the quarter, as evidenced by the continued expansion of volume from outside the United States - most significantly in Asia in both energy and metals. The proportion of average daily options volume traded electronically hit an all-time high in the third quarter, which has already been surpassed so far in the fourth quarter. During the third quarter, average daily volume of our highly successful Ultra 10-year Treasury futures contract expanded by 17 percent compared with the second quarter. In addition, our new Wednesday Weekly Equity Options, launched in September, have averaged more than 25,000 contracts per day.”

1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to non-GAAP Measures chart at the end of the financial statements and earnings presentation materials.
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Third-quarter 2016 average daily volume was 14.3 million contracts, flat compared with an exceptionally strong third-quarter 2015. Clearing and transaction fee revenue was $704 million, down 2 percent compared with third-quarter 2015. Third-quarter 2016 total average rate per contract was 75.0 cents, down from 78.2 cents in second-quarter 2016, driven by a mix shift in venue as well as member/non-member proportion primarily within equities and energy. Market data revenue was $101 million, up 2 percent compared with the third quarter last year.

As of September 30, 2016, the company had $1.5 billion of cash and marketable securities and $2.2 billion of long-term debt. The company paid the regular third-quarter dividend of approximately $203 million at the end of September, bringing the amount paid in dividends to shareholders to date in 2016 to $1.6 billion. The company has returned more than $6 billion to shareholders in the form of dividends since the implementation of the variable dividend policy in early 2012.
CME Group will hold a conference call to discuss third-quarter 2016 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform, its trading facilities in New York and Chicago, and through its London-based CME Europe derivatives exchange.  CME Group also operates one of the world’s leading central counterparty clearing providers through CME Clearing and CME Clearing Europe, which offer clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions.  These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

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Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations, including the impact of any changes in domestic and foreign laws or government policy with respect to our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; and the unfavorable resolution of material legal proceedings. For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

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CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	September 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$1,420.5	$1,692.6
Marketable securities	83.3	72.5
Accounts receivable, net of allowance	395.7	357.8
Other current assets (includes $29.5 and $32.0 in restricted cash)	269.4	228.6
Performance bonds and guaranty fund contributions	31,607.1	35,553.0
Total current assets	33,776.0	37,904.5
Property, net of accumulated depreciation and amortization	426.7	491.7
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,465.9	2,537.9
Goodwill	7,569.0	7,569.0
Other assets (includes $64.4 and $70.5 in restricted cash)	1,838.4	1,681.0
Total Assets	$63,251.3	$67,359.4
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$34.5	$28.7
Other current liabilities	247.0	1,242.8
Performance bonds and guaranty fund contributions	31,604.9	35,553.0
Total current liabilities	31,886.4	36,824.5
Long-term debt	2,230.7	2,229.3
Deferred income tax liabilities, net	7,317.7	7,358.3
Other liabilities	551.6	395.5
Total Liabilities	41,986.4	46,807.6
Shareholders’ equity	21,264.9	20,551.8
Total Liabilities and Equity	$63,251.3	$67,359.4

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Clearing and transaction fees	$704.2	$715.0	$2,267.9	$2,105.0
Market data and information services	101.1	99.5	306.4	300.3
Access and communication fees	23.8	21.6	67.7	64.4
Other	12.6	14.2	40.3	43.3
Total Revenues	841.7	850.3	2,682.3	2,513.0
Expenses
Compensation and benefits	130.6	136.4	394.2	419.2
Communications	6.9	7.1	19.9	21.3
Technology support services	17.3	15.4	52.4	47.1
Professional fees and outside services	33.5	33.8	104.2	90.6
Amortization of purchased intangibles	24.0	24.9	72.0	74.8
Depreciation and amortization	31.2	32.4	95.5	97.5
Occupancy and building operations	19.6	23.1	65.3	69.4
Licensing and other fee agreements	31.5	33.1	103.3	92.5
Other	21.8	27.7	113.0	81.8
Total Expenses	316.4	333.9	1,019.8	994.2
Operating Income	525.3	516.4	1,662.5	1,518.8
Non-Operating Income (Expense)
Investment income	36.5	2.5	71.3	26.7
Gains (losses) on derivative investments	—	—	—	(1.8)
Interest and other borrowing costs	(31.1)	(28.3)	(91.9)	(88.5)
Equity in net earnings (losses) of unconsolidated subsidiaries	28.6	26.6	82.4	75.1
Other non-operating income (expense)	(10.5)	(0.8)	(30.9)	(42.0)
Total Non-Operating	23.5	—	30.9	(30.5)
Income before Income Taxes	548.8	516.4	1,693.4	1,488.3
Income tax provision	76.0	156.5	532.7	533.0
Net Income	$472.8	$359.9	$1,160.7	$955.3
Earnings per Common Share:
Basic	$1.40	$1.07	$3.44	$2.84
Diluted	1.39	1.06	3.43	2.83
Weighted Average Number of Common Shares:
Basic	337,592	336,323	337,299	336,015
Diluted	339,143	338,139	338,834	337,804

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016
Trading Days	64	64	61	64	64
Quarterly Average Daily Volume (ADV)
CME Group ADV (in thousands)

Product Line	3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016
Interest rate	6,658	6,097	8,246	6,776	6,791
Equity	3,287	2,743	3,557	2,957	2,876
Foreign exchange	855	779	944	838	772
Energy	1,965	2,032	2,536	2,322	2,294
Agricultural commodity	1,267	1,200	1,206	1,722	1,156
Metal	353	326	454	468	431
Total	14,384	13,178	16,944	15,082	14,319
Venue
Electronic	12,620	11,420	14,713	13,355	12,672
Open outcry	1,110	1,055	1,423	1,075	982
Privately negotiated	653	704	807	651	665
Total	14,384	13,178	16,944	15,082	14,319
Average Rate Per Contract (RPC)
CME Group RPC

Product Line	3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016
Interest rate	$0.506	$0.517	$0.501	$0.496	$0.508
Equity	0.708	0.718	0.726	0.709	0.676
Foreign exchange	0.785	0.813	0.767	0.798	0.806
Energy	1.197	1.232	1.203	1.168	1.097
Agricultural commodity	1.290	1.339	1.321	1.291	1.335
Metal	1.600	1.644	1.597	1.562	1.542
Average RPC	$0.759	$0.789	$0.756	$0.782	$0.750

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended September 30, 2016		Nine Months Ended September 30, 2016,
	2016	2015	2016	2015
Net Income	$472.8	$359.9	$1,160.7	$955.3

Restructuring and severance	—	13.6	—	21.0

Acquisition-related costs	—	—	—	0.9

Amortization of purchased intangibles	24.0	24.9	72.0	74.8

Loss on disposal of building assets		—	5.3	—

Loss and expenses related to sale-leaseback of data center	—	—	28.6	—

Real estate taxes and fees	—	—	—	10.0

Foreign exchange transaction losses (gains)[1]	1.0	7.2	16.5	6.1

Net (gains) losses on CME Venture investments	(5.2)	—	(1.4)	—

(Gains) losses on sale of BM&FBOVESPA shares	(6.4)	2.5	(6.4)	(3.4)

Debt prepayment costs	—	—	—	64.1

GFI termination fee - net of the portion paid to outside advisers	—	—	—	(22.5)

Income tax effect related to above	(3.2)	(16.9)	(37.3)	(51.4)

Other income tax items[2]	(126.4)	(31.4)	(89.0)	(14.0)

Adjusted Net Income	$356.6	$359.8	$1,149.0	$1,040.9

GAAP Earnings per Common Share:
Basic	$1.40	$1.07	$3.44	$2.84
Diluted	1.39	1.06	3.43	2.83

Adjusted Earnings per Common Share:
Basic	$1.06	$1.07	$3.41	$3.10
Diluted	1.05	1.06	3.39	3.08

Weighted Average Number of Common Shares:
Basic	337,592	336,323	337,299	336,015
Diluted	339,143	338,139	338,834	337,804

1. Results include foreign exchange transaction net losses principally related to cash held in British pounds within foreign entities whose functional currency is the U.S. dollar.
2. Income tax benefit recognized from historical lossses in our investment in BM&FBOVESPA in the third quarter of 2016 and income tax expense related to the remeasurement of tax positions resulting from state and local income tax law changes in second-quarter 2016.